EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

AirNet Communications Corporation

Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115698) and Form S-8 (No. 333-31468 and No. 333-109434) of AirNet Communications Corporation (the “Company”) of our report dated March 9, 2005, relating to the financial statements as of and for the year ended December 31, 2004, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

West Palm Beach, Florida

March 25, 2005